                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-10272                                       CUSIP No. None

                           NOTIFICATION OF LATE FILING

               [ ] Form 10-K and 10 KSB            [ ] Form 11-K
               [X] Form 10-Q and Form 10-QSB       [ ] Form N-SAR

                     For the Period Ended September 30, 2002

            Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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PART I. Registration Information
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            Winthrop Residential Associates I, A Limited Partnership
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                            (Full Name of Registrant)

7 Bulfinch Place, Suite 500, Boston, Massachusetts                     02114
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(Address of Principal Executive Office)                              (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

[X]    (b)     The subject annual report will be filed on or before the fifth calendar day following the

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III. Narrative
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         The registrant was unable to obtain all necessary information to prepare the quarterly report prior to its due date. The registrant will file its Form 10-QSB report prior to the expiration of the 5 day extension period.

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PART IV. Other Information
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(1) Name and telephone number of person in contact in regard to this notification:

         David J. Heymann                 516                 681-3636
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         (Name)                       (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [X]        NO [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES [ ]  NO [ X ]

         Winthrop Residential Associates I, A Limited Partnership
         --------------------------------------------------------
         (Name of registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2002                Winthrop Residential Associates I,
                                       A Limited Partnership

                                       By:    One Winthrop Properties, Inc.
                                              Managing General Partner


                                              By: /s/ Michael L. Ashner
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                                                      Michael Ashner
                                                      Chief Executive Officer